Exhibit 99.2

AN OPEN LETTER FROM JOHN RICCITIELLO

I’m pleased to announce that EA has made a proposal to acquire Take-Two. We’ve issued a press release that explains why the deal is attractive for the shareholders of both Take-Two and EA. Now I want to share some perspective on why it would be good for the people who make Take-Two’s games and, just as important, the people who play them.

In a recent presentation, I told a group of developers that our industry is facing big challenges. Development costs are rising dramatically and games that aren’t big hits struggle to reach profitability. Most independent studios don’t have much margin for error. The result has been consolidation – large publishers are merging and independent developers are more amenable to being acquired. Unfortunately, our industry has a spotty record on integrating creative teams. We’ve all heard the stories about teams that got mismanaged in a merger – I know I’ve got a few.

I like to think that we learn from our experience. When I came back to EA last year, we introduced a new organization model that respects creative cultures and gives developers more freedom. We call it the “Label” model because it treats each of EA’s four labels as a sovereign entity responsible for its own creative decisions and business results. We expect each team to operate on a profit plan and, in exchange, we provide investment, infrastructure and a lot of creative freedom.

Has it worked at EA? It’s too early to say for sure, but the initial feedback is encouraging. Many of the people at Digital Illusions in Stockholm, Criterion in the UK, Mythic in Virginia, and more recently BioWare and Pandemic will tell you that so far, the experience at EA has been good. If you know people who work for these studios, I’d encourage you to talk to them. Ask them about our Label organization model. It’s the model we hope to use with Take-Two.

Right now, Take-Two’s future is uncertain. Take-Two’s creative teams make fantastic games and the company has gotten some good interim support from a group of new corporate leaders. But Take-Two is facing a host of threats and – with or without combination with EA – we believe there is a strong likelihood that the company will be sold in the not-too-distant future.

We also believe that EA’s proposal to acquire Take-Two is a good one for the people that make the games or are involved in leading these creative teams. We’re offering stable management with an executive team that truly understands games. EA has a powerful publishing capability. We want to offer these and other advantages to Take-Two’s creative teams and provide them an environment that shields these teams from unnecessary interference and allows them to keep making great games.

For people who buy and play games, know that we too are fans of Take-Two and Rockstar products and feel we can provide their creative teams with the support they deserve to continue to bring you more of their great games in the future.

So, that’s it. We’ve made a proposal to buy Take-Two. Our preference is to make this a friendly transaction and I’m hopeful we can achieve that. We’ve sent this proposal in the genuine belief that combining EA and Take-Two would be good for the people who make games and good for the people who play them.

I sincerely hope we get a chance to prove it.

John Riccitiello

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Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities. This material is not a substitute for the proxy statement Take-Two would file with the SEC if an agreement between EA and Take-Two is reached or any other documents which EA may file with the SEC and send to Take-Two stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TAKE-TWO ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov. Free copies of any documents filed by EA with the SEC can also be obtained by directing a request to EA, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-1500.

EA and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EA’s directors and executive officers is available in its Annual Report on Form
10-K for the year ended March 31, 2007, which was filed with the SEC on May 30, 2007, its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on June 20, 2007, and Forms 8-K, which were filed with the SEC on June 6, 2007 and July 17, 2007. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Forward Looking Statements

Some statements set forth in this press release, including those regarding EA’s proposal to acquire Take-Two and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that EA’s proposal to acquire Take-Two will be rejected by Take-Two’s board of directors or shareholders; the possibility that, even if EA’s proposal is accepted, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on EA’s and Take-Two’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Take-Two’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007). If any of these risks or uncertainties materializes, the proposal may not be accepted, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or Take-Two’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All information in this press release is as of February 24, 2008. EA undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.